Exhibit 10.17
PROFESSIONAL SERVICES AGREEMENT
GLACIER ROAD TO ECHO ROAD PAVING, 2007
CASS COUNTY, IOWA
I.	NAME OF PARTIES OF THE AGREEMENT
This Agreement, made and entered into this 28TH day of December, 2006, by and between the CASSCO Amaizing Energy, LLC, hereinafter called “OWNER” and Snyder Associates, Inc., 1800 West 22nd Street, Suite 200, Atlantic, Iowa, a corporation, hereinafter called “ENGINEER” as follows: (Note: This agreement may be assigned to Cass County at the discretion of the Board of Supervisors if it is deemed advantageous for the County to do so and therefore reference to Owner shall also mean Cass County where applicable within this Agreement.)
II.	NAME OF PROFFESSIONAL SERVICE
The OWNER shall retain the ENGINEER to complete Professional Services for the preparation of preliminary concepts and design, final design of construction plans and specifications, contract documents, and construction services to include staking, observation and administration, for work described as the glacier Road to Echo Road Paving Project, including reconstruction and paving of the existing roadway segments, all inclusive from Highway 83 to North Olive Street, hereinafter called the “PROJECT.”
III.	SCOPE OF WORK
A.	GENERAL
The ENGINEER shall provide Professional Services as required to complete the preparation and assembly of the PROJECT as named in Article II and as described hereinafter as follows:
1.	The PROJECT will be divided into Right-of-Way (ROW) Services, Basic (design) Services, Bid Services and Construction Services:

2.	The ENGINEER will assist the OWNER in obtaining geotechnical information and will complete acquisition plats, design, plans and specifications, construction documents, bid letting, construction staking, administration and observation, and final project acceptance for the proposed PROJECT.
B.	RIGHT-OF-WAY SERVICES
Upon award of this contract, the ENGINEER will provide Right-of-Way Services as follows:
1.	Determine ROW needs for the project route.

2.	Prepare acquisition plats.

C.	BASIC ENGINEERING SERVICES
The ENGINEER will provide the Basic Engineering Services as follows. Payment shall be made as specified in Article VI of this Agreement.
1.	PROJECT ADMINISTRATION
The ENGINEER shall perform the following administrative services during the design of the PROJECT:
a.	Progress reports as requested to the OWNER.

b.	Monthly billing reports.

c.	Project coordination for engineering and coordination with the OWNER, Cass County, land owners, and utility companies.

d.	Project design review.

e.	Miscellaneous meetings to review progress, and attend informal meetings, Board meetings and Public Hearings.
2.	TOPOGRAPHY SURVEY
The ENGINEER will perform field surveys as necessary to provide sufficient information for the design of the proposed improvements. Project limits extends along Glacier Road, Buck Creek Road, and Echo Road, all inclusive from Highway 83 to North Olive Street.
3.	PRELIMINARY DESIGN PHASE
The ENGINEER will prepare preliminary design drawings and review said drawings with the OWNER for the following improvements:
a.	Establish roadway plan & profile meeting current design standards.

b.	Provide preliminary storm drainage layout.

c.	Provide quantities for selected alternative.
4.	FINAL DESIGN PHASE
a.	The ENGINEER shall prepare construction documents for the PROJECT. The plans shall include, but not be limited to, the following information:
Project shall include total reconstruction of the existing roadway with the following general items of construction:
•	Removal of existing road surface/pavement

•	Regrading/excavation

•	Grading of new roadway (curves)

•	Subgrade preparation

•	6” thick modified subbase

•	22’ wide P.C.C. pavement w/ 6’ granular shoulders (thickness to be determined)

•	Railroad crossings

•	Drainage ditches and culverts

•	Subdrains (if needed)

•	Pavement markings

•	Signage

•	Drive replacement

•	Surface restoration
Project will provide for a rural section with plan & profile meeting current design standards for horizontal and vertical curves.

The design shall be the responsibility of the ENGINEER. During this process, the ENGINEER shall prepare and apply for any necessary permits that might be required for the construction of the PROJECT.
b.	Soils Investigation and Materials Testing — Should it be determined necessary, the ENGINEER shall utilize the services of private testing laboratories for soils investigation for the PROJECT. The proposal for these services shall be approved by the OWNER prior to authorization to proceed. The OWNER shall be responsible for payment for those services directly to the testing laboratory.

c.	Probable Costs — The ENGINEER shall prepare a statement of the total probable cost for the PROJECT based upon the design developed. Statements of probable construction costs prepared by the ENGINEER represent the best judgment as a design professional familiar with the construction industry. It is recognized, however, that the ENGINEER has no control over the cost of labor, materials or equipment, over the Contractor’s methods of determining bid prices, or over competitive bidding or market conditions. Accordingly, the ENGINEER does not guarantee that any actual cost will not vary from any cost estimate prepared by the ENGINEER.
D.	BID SERVICES
Upon receipt of OWNER authorization under the Final Design Phase as described herein, the ENGINEER shall perform the following services:
a.	Construction Contract Documents — The PROJECT will be let by the OWNER and the ENGINEER shall supply the necessary documents for this process.

b.	Advertising — The ENGINEER shall answer questions from potential contractors, subcontractor and suppliers, and coordinate with OWNER staff during this phase of services.

c.	Bidding — The ENGINEER shall attend the meeting at which bids are received, tabulate the bids and make recommendations to the OWNER regarding the awarding of the construction contract to the lowest qualified bidder.
E.	CONSTRUCTION SERVICES
1.	CONSTRUCTION ADMINISTRATION PHASE

Upon award of the construction contracts, the ENGINEER shall perform the following administrative services during construction of the PROJECT:
a.	During the construction phases, the ENGINEER shall specify the testing of materials and administrative procedures to be as directed by the ENGINEER.

b.	Preconstruction Conference — The ENGINEER shall arrange and conduct a preconstruction conference with the Contractor and OWNER to review the contract requirements, details of construction, utility conflicts and work schedule prior to construction.

c.	Site Observation — The ENGINEER shall visit the construction site, at such times and with such frequency deemed necessary by the ENGINEER, to (a) observe the progress and (b) determine if the results of the construction work substantially conforms to the drawings and specifications in the Construction Documents. Site Observation does not include observation or administration of the Storm Water Pollution Prevent Plan (SWPPP) which is the sole responsibility of OWNER (See Article III. G. 2., herein).

d.	Contractor Payment Requests — The ENGINEER shall review the requests of the contractor for progress payments and shall approve a request, based upon site observations, which authorizes payments and is a declaration that the contractor’s work has progressed to the point indicated.

e.	Notification of Nonconformance — The ENGINEER shall notify the OWNER of any observed work, which does not conform to the construction contract, make recommendations to the OWNER for the correction of nonconforming work and, at the request of the OWNER, see that these recommendations are implemented by the contractor.

f.	Shop Drawings — The ENGINEER shall review shop drawings and other submissions of the Contractor for general compliance with the construction contract.

g.	Change Orders — The ENGINEER shall prepare change orders for approval of the OWNER.

h.	Substantially Complete and Final Site Observation — The ENGINEER shall perform a site observation to determine if the PROJECT is substantially complete according to the plans and specifications and make recommendation on final payment for each construction phase.

i.	During the Construction Services Phase, the ENGINEER shall confer with the OWNER’S Project Officer to report PROJECT status.

j.	If the Contractor exceeds the estimated working and/or calendar days in completing construction of the PROJECT, or if change orders or PROJECT additions require additional working days, the ENGINEER will be compensated for administration, inspecting and staking services based on established hourly rates and fixed expenses outlined in the Engineer’s Standard Fee Schedule (Attachment A).

k.	Final Acceptance — It is understood that the OWNER will accept any portion of the PROJECT only after recommendation by the ENGINEER. Final acceptance of the PROJECT by the OWNER shall not be deemed to release the Contractor from responsibility for insuring that the work is done in a good and workmanlike manner, free of defects in materials and workmanship nor the ENGINEER for his liability of design.
2.	CONSTRUCTION STAKING
The ENGINEER shall be responsible for providing all construction stakes for the PROJECT. The construction documents will contain a provision that the ENGINEER will provide one set of stakes for each construction operation. Any staking that is destroyed due to construction that has to be replaced, will be at the Contractor’s expense.
3.	CONSTRUCTION OBSERVATION
The ENGINEER will provide one or more Resident Engineer or Resident Construction Observer for the PROJECT as required during the Construction Phases. If the Contractor requests a waiver of any provisions of the plans and specifications, the ENGINEER will make a recommendation on the request to the OWNER for their determination. No waiver shall be granted if such waiver would serve to reduce the quality of the final product. The OWNER shall never be deemed to have authorized the ENGINEER to consent to the use of defective workmanship or materials. The Resident Engineer or Construction Observer will give guidance to the PROJECT during the construction periods, including the following:
a.	Setting and/or checking of lines and grades required during construction.

b.	Observation of the work for general compliance with plans and specifications. Observation does not include observation or administration of the Storm Water Pollution Prevent Plan (SWPPP), if any is required for the site, which is the sole responsibility of OWNER (See Article III. G. 2., herein).

c.	Keep a record or log of Contractor’s activities throughout construction, including notation on the nature and cost of any extra work or changes ordered during construction.

d.	Resident Services provide the Owner with representation at the job site during the Construction Phases of the PROJECT which results in increasing the probability that the PROJECT will be constructed in substantial compliance with the plans and specifications, and Contract Documents. However, such Resident Services do not guarantee the Contractor’s performance. Resident services do not include responsibility for construction means, controls, techniques, sequences, procedures or safety.
4.	CONSTRUCTION TESTING
a.	The Resident Engineer or Construction Observer will coordinate the acceptance testing and monitoring according to OWNER requirements.

b.	If required, the following items will be completed under Article III (E) by the ENGINEER for the OWNER based on hourly rates, unit prices and fixed expenses of the ENGINEER or private testing laboratory and are not included as part of the costs for this task.

•	Field moisture and density tests by private testing laboratory.

•	Concrete compressive tests by private testing laboratory or ENGINEER and deliveries to laboratory.
c.	Assurance sampling, testing and source inspection required is not expected to be provided by the ENGINEER.
5.	RECORD DRAWINGS
Record Documents — The ENGINEER shall furnish reproducible record documents for PROJECT according to OWNER requirements. Such as-builds may contain a waiver of liability phrase in regard to unknown changes made by the Contractor without OWNER/ENGINEER approval.
F.	ADDITIONAL SERVICES
1.	Changes in Scope of Services
The OWNER may request Additional Services from the ENGINEER not included in the Scope of Services as outlined. Additional Services may include, but not be limited to, expanding the scope of the PROJECT and work to be completed; assistance in property acquisition or easement procurement; assistance with environmental or archaeological review of the project areas; development of various documents not otherwise described herein; or requesting additional work items that increases the Engineering Services and corresponding costs. Additional Services shall be performed as requested in writing by the OWNER on an hourly basis in accordance with the current fiscal year Snyder & Associates, Inc. Standard Fee Schedule in affect at the time of actual performance. All services quoted on a lump sum basis shall be valid for one year from the contract date.
G.	STORM WATER DISCHARGE COMPLIANCE / HOLD HARMLESS
1.	ENGINEER’S Responsibility
In the event the scope of work to be performed under the terms and conditions of this Agreement includes permitting and creation of an initial storm water pollution prevent plan, then and in that event and notwithstanding any provision to the contrary, ENGINEER shall not be responsible or liable for compliance with any storm water discharge requirements at the site other than the preparation of the Notice of Intent for Storm Water Discharge Permit No. 2 applicable to the site and creation of the initial storm water pollution prevent plan for the site.
2.	OWNER’S Responsibility
OWNER shall be solely responsible for: a) the submittal of the Notice of Intent; b) the implementation, administration and monitoring of the initial plan; c) making modifications to the initial plan as needed; d) filing the Notice of Discontinuance; and, e) compliance with all NPDES or storm water discharge statutes, rules, regulations or ordinances applicable to the site. Upon OWNER’S request, ENGINEER will include the initial Storm Water Pollution Prevent Plan as a part of the Construction Documents and will require the Construction Contractor in the Construction Contract to assume all of OWNER’S responsibilities set forth in this paragraph.
3.	Indemnification
ENGINEER agrees, to the fullest extent permitted by law, to indemnify and hold client harmless against all damages, liabilities or costs including reasonable attorneys’ fees and defense costs (hereafter “Claims”) to the extent caused by ENGINEER’S errors, omissions or negligent acts relating to the preparation of the Notice of Intent or creation of the initial storm water pollution prevent plan. OWNER shall protect, defend, indemnify and hold ENGINEER harmless from any and all Claims caused by or in any manner related to:
a)	any discharges of soil, silt, sediment, petroleum product, hazardous substances or solid waste from the site; and/or

b)	any alleged violation of any NPDES or storm water discharge statute, rule, regulation or ordinance, unless said Claims were primarily caused by the ENGINEER’S own negligent acts. OWNER shall release, waive and otherwise discharge any and all Claims that OWNER may assert against ENGINEER relating, in any manner, to any discharges from the Site and/or any alleged violation of any NPDES or storm water discharge statute, rule, regulation or ordinance except as set forth above. The covenants and provisions herein shall survive cessation of ENGINEER’S work on the site.
IV.	RESPONSIBILITY OF THE OWNER
At its own expense, the OWNER shall have the following responsibilities regarding the execution of the Contract by the ENGINEER.
A.	PROJECT OFFICER
The OWNER shall name a Project Officer to act as the OWNER’s representative with respect to the work performed under this Agreement. All correspondence with OWNER relating to PROJECT shall be directed to the Project Officer and the Project Officer shall be invited to all progress meetings and other meetings called during the PROJECT.
B.	PROMPT RESPONSE
To prevent an unreasonable delay in the ENGINEER’s work, the OWNER will examine all reports, drawings, specifications, and other documents and will provide authorizations in writing to the ENGINEER to proceed with work within a reasonable time period.
C.	PROJECT REQUIREMENTS
The OWNER shall furnish the following information for the PROJECT: Design and construction standards; PROJECT area topography and existing features and utilities; construction documents of projects within close proximity; known property locations and conditions; zoning or deed restrictions; approved assessment method and formula; and permission for access to private property if necessary to perform work.
V.	WORK SCHEDULE

The PROJECT, from design through construction completion, shall be performed by the ENGINEER in accordance with a schedule mutually developed by the OWNER and ENGINEER.
A.	The ENGINEER shall not he responsible for delays in the schedule, which are beyond the ENGINEER’s control.
VI.	COMPENSATION AND TERMS OF PAYMENT
The OWNER shall pay the ENGINEER in accordance with the terms and conditions of this Agreement.
A.	RIGHT-OF-WAY SERVICES
As set forth in Article III (B), the fee shall be based on hourly rates and fixed expenses as outlined in the Engineer’s Standard Fee Schedule. The current fee schedule is shown in Attachment A. The charges from the Fee Schedule will be based on the fiscal year the charges occur. Total fees of services are estimated.

As set forth in Article III (B) the estimated engineering fee shall be $7,500.00. Anytime the ENGINEER anticipates that actual engineering costs will exceed estimated engineering costs, he shall immediately notify the OWNER’s representative of such proposed increase and the reasons therefore.
B.	BASIC SERVICES
As set forth in Article III (C) the engineering fee shall be on the basis of a lump sum fee of $132,500.00.
C.	BID SERVICES
As set forth in Article III (D) the engineering fee shall be on the basis of a lump sum fee of $2,500.00.
D.	CONSTRUCTION SERVICES
As set forth in Article III (E) shall be on the basis of a maximum fixed fee on hourly rates and fixed expenses as outlined in the Engineer’s Standard Fee Schedule. The current fee schedule is shown in Attachment A. The charges from the Fee Schedule will be based on the fiscal year the charges occur. Total fees of services are estimated.

As set forth in Article III (E) the estimated engineering fee shall be $102,300.00. Anytime the ENGINEER anticipates that actual engineering costs will exceed estimated engineering costs, he shall immediately notify the OWNER’s representative of such proposed increase and the reasons therefor.
E.	ADDITIONAL SERVICES
As set forth in Article III (F), Additional Services shall be performed as requested in writing by the OWNER and shall be performed on an hourly basis. Services shall be performed in accordance with the current fiscal year Snyder & Associates, Inc. Standard Fee Schedule in affect at the time of actual performance. All services quoted on a lump sum basis shall be valid for one year from the contract date.

VII.	METHOD OF PAYMENT
A.	The ENGINEER shall submit billings for Right-of-Way, Basic, Bid, Construction and Additional Services to the OWNER on a thirty (30) day basis under separate cover and shall be paid by the OWNER within fourteen (14) days after approval by the OWNER. The OWNER shall pay the ENGINEER a percentage of the total fee for each phase or a cost not to exceed the amount shown in accordance with the attached schedule.

B.	Billings shall include sufficient documentation to explain the charges. All billings may be accompanied by a Billings Information Report on a form provided to the ENGINEER by the OWNER.
VIII.	TERMINATION OF AGREEMENT
The ENGINEER or OWNER may, after giving seven (7) days written notice to the other party, terminated this agreement and the ENGINEER shall be paid for services provided to the termination notice date, including reimbursable expenses due, plus termination expenses. Termination expenses are defined as reimbursable expenses directly attributed to the termination.
IX.	CONFLICT OF INTEREST
No elected official or employee of the OWNER who exercises any responsibilities in review, approval, or carrying out of this Agreement shall participate in any decision relating to this Agreement which affects his or her direct or indirect personal or financial interest.
X.	ASSIGNABILITY
The ENGINEER shall not assign any interest in this Agreement and shall not transfer any interest in the same without the prior written consent of the OWNER.
XI.	TITLE TRANSFER
All drawings, specifications and other work products of the PROJECT are instruments of services for this PROJECT only and shall remain the property of the ENGINEER. The ENGINEER may deliver to the OWNER, at the OWNER’ s request, paper or electronic media copies of documents prepared in accordance with this Agreement. The OWNER may make hard copies or electronic copies of these documents for purposes supporting the intended use of the project. Any reuse or modification of the documents supplied by ENGINEER for purposes of the PROJECT, including electronic media will be at the recipient’s risk and responsibility. Electronic media will be provided as is without warranty, and it shall be the OWNER’S responsibility to reconcile this electronic data with the paper plans, and that the paper plans shall be regarded as legal documents for this PROJECT.
XII.	CONFIDENTIALITY
No reports, information, and/or data given to or prepared or assembled by the ENGINEER under this Agreement shall be made available to any individual or organization by the ENGINEER without prior written approval of the OWNER.
XIII.	INSURANCE

The ENGINEER shall maintain insurance to protect the ENGINEER from claims under Workmen’s Compensation Acts; claims due to personal injury or death of any employee or any other person; claims due to injury or destruction of property; and claims arising out of errors, omissions, or negligent acts for which the ENGINEER is legally liable. The amounts and extent of such insurance is as follows:

1.	Professional Liability	$2,000,000 each claim; 2,000,000 aggregate
2.	Vehicle Coverage —
	Bodily Injury	$1,000,000 combined single limit (each accident)
3.	Workmen’s Compensation —	$100,000 each accident
4.	General Liability —	$1,000,000 each occurrence and 2,000,000 aggregate
XIV.	ARBITRATION
Any controversy or claim arising out of this Agreement may, if both parties agree, be decided by arbitration in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association.

The cost of the arbitration, if any, will be divided equally between the OWNER and the ENGINEER.
XV.	ENGINEER’S RESPONSIBILITY
The ENGINEER shall be responsible for the professional quality and technical accuracy of all services furnished by the ENGINEER under this Agreement, except for that work provided by OWNER. The ENGINEER shall, without additional compensation, correct or revise any error or deficiencies in his work. Approval of the OWNER of any such work shall not in any way relieve the ENGINEER of responsibility for the technical accuracy and adequacy of said services. The OWNER’s review, approval or acceptance of, or payment for any of the services shall not be construed to operate as a waiver of any rights under this Agreement or of any cause of action arising out of the performance of this Agreement.
XVI.	COMPLETENESS OF THE AGREEMENT
This document contains all terms and conditions of this Agreement and any alteration shall be invalid unless made in writing, signed by both parties and incorporated as an amendment to this Agreement. There are no understandings, representations, or agreements, written or oral, other than those incorporated herein.
XVII.	ENGINEER’S CERTIFICATION OF REPORT
The ENGINEER shall place his certification on the Contract Documents, all in conformity with Chapter 114, Code of Iowa.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the day and the year first above written.

ATTEST:	OWNER CASSCO AMAIZING ENERGY, LLC

	By	/s/ Alan H. Jentz

ENGINEERG SNYDER & ASSOCIATES, INC.
	By	/s/ Tim a. Teig
Tim A. Teig, Principal Branch Manager

SNYDER & ASSOCIATES
2006-07
STANDARD FEE SCHEDULE

Billing Classification/Level	Bill Rate
Professional
Engineer, Landscape Architect, Land Surveyor, Legal, Project Manager, Planner, Right-of-Way Agent, Graphics Designer
Principal	$130.00	/hour
Lead	$123.00	/hour
Senior	$116.00	/hour
VIII	$112.00	/hour
VII	$108.00	/hour
VI	$103.00	/hour
V	$96.00	/hour
IV	$87.00	/hour
III	$78.00	/hour
II	$71.00	/hour
I	$61.00	/hour
Technical
Technicians — CADD, Survey, Construction Observation
Principal	$90.00	/hour
Lead	$85.00	/hour
Senior	$79.00	/hour
VIII	$75.00	/hour
VII	$68.00	/hour
VI	$63.00	/hour
V	$57.00	/hour
IV	$50.00	/hour
III	$44.00	/hour
II	$38.00	/hour
I	$33.00	/hour
Administrative
Clerical, Computer Programming, Financial
Principal	$83.00	/hour
Lead	$77.00	/hour
Senior	$73.00	/hour
VIII	$67.00	/hour
VII	$62.00	/hour
VI	$56.00	/hour
V	$48.00	/hour
IV	$42.00	/hour
III	$37.00	/hour
II	$32.00	/hour
I	$29.00	/hour
Reimbursables
Mileage	Current IRS standard rate
1-person robotic equipment (in addition to technical rate)	$25.00	/hour
Plotter Prints, Blueprints	$0.20	/s.f.
Mylar Prints	$2.00	/s.f.
Color Plots	$2.00	/s.f.
Color Plots — Photo	$5.00	/s.f.
Color Copies	$0.50	/ea.
Outside Services	As invoiced